EXHIBIT 10.27


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is effective as of August 1, 2000, between Oglethorpe Power Corporation ("the Company") and Michael Price ("Employee"). The Company desires to employ Employee, and Employee desires to accept employment with the Company, under the following terms and conditions. Therefore, in consideration of Employee's employment with the Company and the mutual promises and conditions contained in this Agreement, the adequacy of which the parties hereby acknowledge, Employee and the Company agree as follows:

1. Term. Subject to the provisions for automatic renewal and termination as provided herein below, the term of this Agreement shall commence effective as of August 1, 2000, and shall terminate at 12:00 a.m. on December 31, 2001.

(a) Automatic Renewal. On December 1, 2000, and on December 1 of each subsequent year, the expiration date of this Agreement shall be automatically extended for one additional year, unless on or before November 30, 2000 (for the initial term), or thirteen (13) months before the expiration of any extended term, either Party provides to the other written notice of its desire not to automatically renew this Agreement.

2. Employee's Duties. Employee shall serve the Company in the position of Chief Operating Officer. Employee shall perform all duties of this position, as assigned by the CEO, President, or the Board of Directors of the Company (or other designee).

3.   Compensation and Related Matters

                  (a) Base Salary. For all services rendered by Employee during the term of this Agreement, the Company shall pay Employee a minimum annual base salary of $172,000.00, payable in equal semi-monthly installments, less applicable withholdings. Employee's base salary will be subject to review and possible upward adjustment, subject to the sole discretion of the Company.

                  (b) Bonus Eligibility. Employee will receive a sign-on bonus in the gross amount of $20,000.00, less applicable withholdings, payable in two $10,000.00 installments, the first upon successful completion of Employee's first pay period and the second upon Employee's successful completion of one year of service with the Company. Employee will also be eligible for consideration for an annual bonus and other incentive compensation plans generally available to other similarly situated executive or managerial employees, such as the OPC Variable Pay Program. Such a bonus, if awarded, will be an amount determined by the Company in its sole discretion. Employee must be employed by the Company as of December 31st of the award year in order to receive it; however, in the event Employee is terminated not for Cause during the last quarter of an award year, Employee will be eligible to receive a prorated bonus based on attainment of the applicable goals during Employee's employment. Any prorated bonus will be paid in accordance with the Company's regular bonus payment schedule.

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4.       Termination and Severance.

                  (a) Termination for Cause. The Company may terminate Employee's employment with the Company at any time if it believes in good faith that it has Cause to do so. "Cause" shall be defined as: (a) Employee's failure to perform his duties that causes or is likely to cause material harm to the Company or material interference with its operations; (b) Employee's substantial, material failure to comply with the Company's written directions or policies; or (c) Employee's engaging in conduct that is unlawful or disreputable, to the possible material detriment of the Company, its affiliates, its predecessors or successors, or Employee's own reputation; provided, however, that with respect to (a) and (b) above, Employee has been given prompt notice of the failure and a reasonable opportunity to cure it. In the event of a termination for Cause, or in the event of Employee's death or disability, all salary and other benefits provided to Employee under this Agreement shall cease as of the date of termination except for any life and/or disability insurance proceeds that become payable by reason of employees death or disability.

                  (b) Termination not for Cause; Resignation with Good Reason. The Company may terminate Employee's employment at any time upon two weeks notice to the Employee. In the event the Company terminates Employee's employment not for Cause or in the event Employee resigns with Good Reason (as defined below), Employee shall receive as severance pay the equivalent of one year of Employee's then-current base salary, less applicable withholdings, payable in lump-sum form (referred to as "Severance Pay"). In addition, the Company will provide the equivalent of six months (6) medical allowance, and outplacement services to be determined by the company. However, Employee will only receive Severance Pay if Employee signs a form releasing all claims against the company which shall be furnished by the Company, no later than 45 days after the effective termination date (or within 45 days after an arbitrator determines that Employee is entitled to such payments), and Employee does not thereafter revoke the release.

                  (c) Resignation without Good Reason. Employee may resign his employment at any time upon two weeks notice to the Company. In such event, if requested by the Company, Employee shall continue to render services and shall be paid his regular salary and receive normal benefits up to the effective date of termination. In the event of a resignation without Good Reason, all salary and other benefits provided to Employee under this Agreement shall cease as of the date of termination. "Good Reason" shall be defined as: (a) a demotion or material reduction or alteration of Employee's job title or job duties and responsibilities inconsistent with Employee's current position; (b) a reduction of Employee's base salary; or (c) a relocation of Employee's principal office by more than 50 miles.



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5.   This Agreement to be Kept Confidential. As a material condition to this
Agreement, Employee agrees not to disclose the terms of this Agreement, without the Company's prior written permission, to anyone other than an immediate family member, or an attorney, accountant, or other professional advisor who agrees in advance to honor this confidentiality requirement. This provision does not prohibit Employee from disclosing the terms of this Agreement to the extent necessary to enforce this Agreement, nor does it prohibit disclosures to the extent legally required by a subpoena or court order, provided that the Company is notified in writing of such a disclosure obligation within five (5) days after it arises. In the event that Employee violates the confidentiality obligations of this Paragraph, the Company reserves the right to cancel this Agreement.

6. Governing Law. This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of Georgia.

7. Arbitration of Disputes. Final and binding arbitration shall be the exclusive remedy for all disputes between the Company and Employee regarding the validity, interpretation, or effect of this Agreement. Any such arbitration shall be in accordance with the procedures of the American Arbitration Association ("AAA"). The arbitration hearing will be held before an experienced employment arbitrator or panel of arbitrators licensed to practice law in the state of Georgia and selected in accordance with the rules of the AAA. The forum for such arbitration shall be Atlanta, Georgia. The party seeking arbitration of a dispute under this Paragraph must give specific written notice of any claim to the other party within six (6) months of the date the party seeking arbitration first has knowledge of the event giving rise to the dispute; otherwise, the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

8. Notice. Any notice required or desired to be given under this Agreement by Employee to the Company shall be provided in writing via hand-delivery, facsimile (with confirmation of delivery), recognized express courier, or Certified Mail to Director of Human Resources, Oglethorpe Power Corporation, 2100 East Exchange Place, Tucker, Georgia 30085-1359, fax number: 770-270- 7676. Any notice required or desired to be given under this Agreement by Company to the Employee shall be provided in writing via hand-delivery, recognized express courier, or Certified Mail to Employee at the address listed below Employee's signature or at Employee's Company office. Notice shall be deemed given upon the date of delivery. Addresses or facsimile numbers may be changed by providing notice in accordance with this Paragraph.

9. Assignment and Successorship. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall also be binding upon and shall inure to the benefit of Employee and Employee's estate, but Employee may not assign any of rights or delegate any duties or obligations under this Agreement, except to the extent permitted under the Company's benefit plans.


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10.  Complete  Agreement.  This Agreement shall  constitute the entire agreement between the parties hereto with respect to the subjects addressed herein. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.


                  So agreed, effective as of the date written on page 1 above.

EMPLOYEE:                                         COMPANY:

         /s/  Michael W. Price                             /s/  Thomas A. Smith
-----------------------------------------------   -----------------------------

Date:             7/25/00                         Date:             7/25/00
     ------------------------------------------        --------------------

Printed Name:         Michael W. Price            Printed Name:  Thomas A. Smith
             ----------------------------------                -----------------

                                                  Title:       President and CEO
                                                           ---------------------



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